Exhibit 99.2

Rural Cellular Corporation

Third Quarter 2001 Financial Results Teleconference Commentary

November 6, 2001

Teleconference Administrative topics

Chris Boraas

•      Thanks, Michelle,

•      Good morning, everyone

•      I would like to remind you that this call is being broadcast live through our Web site, at WWW.RCCWIRELESS.COM.

•      An archive will also be available in the investor relations section of our Web site.

•      A Form 8-K will be filed today including as exhibits the text from today's teleconference and our 3rd Quarter earnings press release.

•      Because of the “Held for Sale” status of the Saco River ILEC as of September 30, 2001, its financial results are not included in the “As Reported” consolidated income statement.

•      In the last page of our press release, we’ve included a summary laying out the Saco ILEC financial results together with the “As Reported” financial results.

•      Any references presented in the prepared remarks directed to 2001 financial performance will be made assuming the inclusion of the Saco River ILEC.

•      Presenting this morning will be Richard Ekstrand, RCC’s President and CEO, and Wesley Schultz, RCC’s chief financial officer.

•      Following the opening remarks, Rick, Wes and Ann Newhall, RCC’s Chief Operating Officer, will be available to take your questions.

•      Before we begin, I want to state that any comments about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of newly acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt incurred in connection with expansion, the resolution of certain network technology issues and other factors discussed from time to time in RCC's  Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.

•      And with that, I’ll turn it over to Rick Ekstrand.

CEO Discussion

Richard Ekstrand

•      Thanks, Chris.

•      Good morning, everyone, and thanks for taking time to participate in our 3rd quarter teleconference.

•      If there were any doubts regarding whether wireless is important to our lives, these doubts have been put to rest.

•      Being in touch anytime and any place is the expectation.

•      We have responded to this expectation within our markets through increased capacity and competitive service offerings and as a result, are now reporting record gross-adds and record financial results.

•      Having said this, we are far from being satisfied with our level of churn.

•      A combination of a softening economy and recent national events together with other one-time circumstances resulted in lower than expected customer growth.

•      One of our goals this year was to minimize operating redundancy in our regions.

•      As part of this strategy, we have consolidated four customer service centers and also converted the billing system in the Northwest region.

•      These actions were the right thing to do for the business but the execution of these efforts certainly affected churn in the 3rd quarter.

•      We’ve already seen improvement in levels of our retention in the Northwest region in October.

•      Also contributing to increased churn were customer clean-up measures taking place in our South Region.

•      Our management views the issues that contributed to this increased churn very seriously and assures you that corrective action has been taken.

•      Bob Moore, an experienced RCC leader who heads up the Midwest Region, agreed to add to his list of responsibilities and relocate to Alabama and lead the South organization.

•      In addition, South Region financial, accounting and billing systems have recently been consolidated and relocated into our corporate group in Minnesota.

•      We are confident that under Bob’s leadership, together with these other changes, the South will recover from this setback and be a stronger contributor to RCC’s future operating success.

•      Through the years, we have done very well in getting our share of the wireless market and we fully expect this trend to continue while consistently producing solid year over year financial performance.

•      As a result of this growth, led by an 18% increase in service revenue this quarter over last year and an 8% increase in outcollect roaming revenue, our EBITDA increased 19% to a record $58 million.

•      Being a highly leveraged company, we understand the relationship between debt and shareholder value.

•      An aspect of our financial strength that distinguishes us from many in the industry and is part of our debt reduction strategy is our ability to generate free cash flow.

•      And this is something we’ve been doing all year.

•      During the first half of ‘01 we generated $12.5 million in free cash flow.

•      In the 3rd quarter, exceeding the entire first half of the year, we generated $15.6 million in free cash flow, which is more than a 500% increase over the 3rd quarter of a year ago.

•      Another part of our debt reduction strategy included the recently completed sale of the Saco River ILEC and unbuilt PCS licenses in the Northwest, with proceeds directly applied to our credit facility.

•      Although not reflected in our quarter ending financial statements, on October 2, 2001, with the closing of the Saco River ILEC sale, our credit facility is one billion, one hundred and thirty eight million, a decrease of $126 million from the end of the first quarter this year.

•      Debt reduction, either through free cash flow or through the sale of other non-strategic assets, will continue to be a key component of our strategy.

•      Switching gears now, many of you have asked questions regarding how the tragic events of September 11th, together with, a potential shift in the US economy have impacted us.

•      Unlike what may have been experienced in more urban areas, after the attack, we did not experience an accelerated pace of gross adds.

•      In fact, we probably lost sales as many in our communities sat stunned in disbelief.

•      Our networks, on the other hand, spiked in MOU’s.

•      Within several days, however, a degree of normalcy returned to both our networks and sales activities.

•      We believe our roaming activities were not substantially impacted by declines in air travel because, for the most part, our service areas are “drive to and through” as opposed to “fly to” destinations.

•      No matter what the status of the economy or other world affairs, as CEO of RCC, it is my responsibility to take the steps necessary to maximize shareholder value.

•      Building shareholder value means we must maintain a keen focus on running our business, by making good, long-term, decisions that reach beyond management of any one quarterly performance metric.

•      This attitude is a key driver in our 2002 budget process.

•      Although we are not planning to provide guidance for 2002 at this time, next year’s budget will be focused on the following strategies.

a)     We will identify and act on measures that bring greater efficiency to our operations.

b)    We will grow our customer base within our existing markets.

c)     We will, with our fully funded business model, utilize free cash flow together with perhaps the sale of non-strategic assets to lower our debt leverage.

d)    We will expand regional capabilities and reduce incollect costs through the build-out of our PCS licenses.

e)     We will continue to actively manage our roaming relationships.

f)     And we will continue the development of our wireless networks.

•      One last area I’d like to touch on before concluding is the expansion of our regional capabilities through the initial build- out of our PCS licenses in the Northeast and the Midwest.

•      In previous quarterly calls we had discussed a total estimated cost of about $10-15 million for these PCS buildouts.

•      Our latest estimate of the buildout’s initial phase over the next twelve months is expected to be approximately $8 million.

•      We are confident these networks will pay for themselves quickly.

•      Without assuming any outcollect roaming revenue, which we would also expect to receive, and based on existing usage patterns of our customers, we could save as much as $4 million a year in incollect costs as we fully buildout these markets.

•      And with that, I’ll turn it over to Wesley Schultz for a more detailed review of our third quarter 2001 financial performance and a brief discussion of our expectations for the remainder of the year.

Third Quarter 2001 Financial Review

Wesley Schultz

•      Thanks, Rick.

•      RCC continued its strong financial performance again this quarter generating $58 million in EBITDA.

•      In addition, free cash flow was strong, coming in at $15.6 million as compared to $2.5 million in the 3rd quarter last year.

•      Roaming was certainly a contributor to the financial success for the quarter.

•      Although outcollect roaming yield for the quarter declined to $.36  per minute, a 27% drop from the third quarter of 2000, increases in outcollect MOU’s more than offset this yield decline.

•      As a result, roaming revenue increased to $38.1 million as compared $34.4 million last year.

•      A year ago, RCC was faced with an issue in our incollect cost structure and our ability to offer service plans with expanded footprints.

•      Because of the focus we brought to this situation, we have a real win to talk about, and we are now much better positioned to offer expanded footprint service plans in our regions that are both  profitable for us and attractive to our customers.

•      During the third quarter, incollect minutes increased 35% over last year, yet incollect cost per minute decreased 40% to 24 cents per minute.

•      As a result of these usage and cost trends, total incollect cost actually decreased 17% to approximately $13.1 million for the quarter as compared to the prior year.

•      As they have for a longtime now, AT&T and Verizon continue to contribute approximately 50% and 20% of our total outcollect minutes, respectively.

•      I’d now like to discuss the success of our digital migration this year.

•      To put this into better perspective, at the end of last year 33% of our customers were using digital service and we expected to have 50% of our customer base digital at the end of 2001.

•      Because of the continued strong level of migration of our analog customers to digital service plans this year, together with nearly all of our new customers choosing digital service plans, approximately 58% of our customers today use digital handsets.

•      We expect this number to be over 60% at year end.

•      As evidenced by the increase in cost of equipment, our sales promotions this quarter did not emphasize phone service to the same extent that we utilized it during the first two quarters, yet we produced record gross adds.

•      Including both prepaid and postpaid customers, gross adds in the third quarter were 62,000 as compared with 55,000 in the second quarter and 58,000 in the first quarter.

•      We capitalized $2.5 million in handsets in the third quarter as compared to approximately $13 million in the first half of this year.

•      Another trend contributing to the financial success of the quarter was our strong customer usage patterns.

•      During the quarter, service revenue benefited from the seasonal upswing, improving 18% over last year to $82 million.

•      As Rick mentioned earlier, we are disappointed with our net customer performance this quarter.

•      Historically, we have not provided information on a regional basis; however, this quarter, in light of our net customer performance, we need to make an exception to this practice.

•      Cellular retention in our Northeast and Midwest regions continued to be very strong, at 98.3% during the third quarter.

•      In our South and Northwest regions, churn for the third quarter was approximately 4.0%, of which almost half was due to involuntary churn.

•      Although we are certainly concerned about increased churn this quarter, we believe that it was primarily a result of one-time events including customer call center consolidation, billing system conversion and customer clean up efforts.

•      Customer clean-up includes the following:

a)     Customer profiling to ensure optimal service plan profitability followed by a proactive attempt to migrate customers that are not providing acceptable margin to other plans.

b)    Review of customer payment history and enforcement of RCC credit policies, which in the 3rd quarter, resulted in higher than normal involuntary churn of customers.

•      Contributing to our higher levels of SG&A this quarter were increased bad debt reserves related to involuntary churn in addition to increased selling and marketing expenditures tied to our strong level of gross adds.

•      After addressing the issues that contributed to 3rd quarter involuntary churn, we believe SG&A will be less affected in the 4th quarter by these costs.

•      As Rick had mentioned earlier, we believe we’ve taken appropriate steps to resolve the issues of the 3rd quarter and fully expect customer performance during the fourth quarter and into 2002 to be at more traditional levels.

•      Now, I’d like to discuss briefly our credit facility.

•      Demonstrating the success of our debt reduction strategies, including generating free cash flow and asset sales, we were able to pay down approximately $44 million in bank debt during the 3rd quarter and an additional $36 million on October 2nd just after the close of the 3rd quarter.

•      Contributing to free cash flow and our bottom line, for that matter, were interest rate reductions resulting from decreases in LIBOR rates and lower debt leverage.

•      As you know, our credit facility’s interest rate is a combination of LIBOR rates and a margin on top of LIBOR based on the level of debt leverage at the end of each quarter.

•      Because of the decline in our debt leverage at the end of the third quarter to 5.83 times, 4th quarter interest will decline significantly to approximately $25 million.

2001 Forward Looking Discussion

Wesley Schultz

•      And now I would like to share with you some of our expectations for the rest of 2001.

•      During the fourth quarter of 2001, we expect to generate between $45 and $50 million of EBITDA with net post and prepaid customer adds in the 20,000 to 25,000 range.

•      Including $4.2 million in EBITDA generated by the Saco River ILEC through September 30, 2001, we expect total 2001 EBITDA to be approximately $200 to $205 million.

•      We expect an increase in phone service during the fourth quarter of 2001, reflecting levels more in line with the first half of 2001.

•      Total cap ex, including phone service, during the 4th quarter is expected to be approximately $20 to $25 million.

•      We expect to discuss 2002 guidance during the first quarter of 2002 at our 4th quarter teleconference.

•      As we conclude these prepared remarks, I want to mention that we will not be providing any additional guidance regarding the remainder of 2001 and fiscal 2002 during the Q&A session of this teleconference.

•      Thank you.  Now, I will turn the teleconference back to Michelle, who will poll you for any questions.